UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2010

F.N.B. Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-31940	25-1255406
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One F.N.B. Boulevard, Hermitage, Pennsylvania		16148
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	724-981-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2010, F.N.B. Corporation ("Company") and First National Bank of Pennsylvania ("Bank") entered into a new Employment Agreement ("Agreement") with Vincent J. Delie, Jr. the Company’s Chief Revenue Officer and President of the Bank. The material terms of Mr. Delie’s contract are as follows:

Term. The Agreement commences on the effective date and will expire on the third anniversary of the effective date except that the agreement will renew for an additional year on the anniversary of the effective date and each anniversary thereafter unless either party gives notice with intention not to continue the agreement.

Salary, Bonus and Benefits. The Company will continue to pay Mr. Delie a base annual salary of $370,800 and he will be eligible for an annual cash bonus based on performance and calculated as a percentage of his base salary. The Company will pay Mr. Delie the bonus within two and a half months of the close of the Company’s fiscal year at the same time it pays bonuses to other executive officers, but in no event later than the end of the Company’s first fiscal quarter. The Company will provide Mr. Delie the use of a Company owned or leased automobile throughout the term of his employment and a membership in a country club of his choice. Mr. Delie will be entitled to receive any employee benefit plan made available by the Company to its employees generally including awards under the 2007 Incentive Compensation Plan.

Termination Payments.

Death. If Mr. Delie’s employment is terminated as a result of his death, the Company will pay any base salary and unreimbursed expenses due to Mr. Delie until the date of his death and will pay to Mr. Delie’s legal representative any death benefits provided under any benefit plans.

Disability. During any period that Mr. Delie fails to perform his duties as a result of incapacity due to physical or mental illness, the Company will continue to pay his base salary, bonus and other benefits, offset by any payments Mr. Delie would receive pursuant to a disability benefit plan maintained by the Company, until his employment is terminated. If his employment is terminated due to disability, the Company will pay Mr. Delie his base salary, any unreimbursed expenses and benefits provided under the benefit plans due to him through the date of termination. Additionally, if Mr. Delie’s employment is terminated due to disability, the Company will continue to pay Mr. Delie his base salary until the one year anniversary of the termination of his employment less any payments Mr. Delie would receive pursuant to the disability benefit plan maintained by the Company.

Termination for Cause or for other than Good Reason. If Mr. Delie’s employment is terminated for cause as defined in the Agreement, or if Mr. Delie terminates employment for other than Good Reason, as defined in the Agreement, the Company shall pay Mr. Delie his base salary and any unreimbursed expenses due to him through the date of termination.

Termination Without Cause or for Good Reason. If the Company terminates Mr. Delie’s employment Without Cause, as defined in the Agreement, or Mr. Delie terminates his employment for Good Reason, as defined in the Agreement, the Company will provide Mr. Delie the following payments and benefits:

1. Base Salary though the date of termination and all other unpaid amounts to which he is entitled as of the date of termination, including accrued and unpaid vacation;

2. Base salary for thirty-six (36) months following the date of termination;

3. 1/24th of Mr. Delie’s average annual Bonus, as defined in the agreement, for thirty-six (36) months following the date of termination;

4. Mr. Delie will be eligible to continue participation for himself and his eligible beneficiaries in the Company’s group health plan on the same terms as active employees for a period equal to the lesser of thirty-six (36) months following the date of termination or from the date Mr. Delie or his dependents first become eligible for coverage under any group plan of another employer.

Other Key Provisions. The Agreement contains a non-competition provision and a non-solicitation provision, that provide that during the term of the Agreement and for a period of three years following termination of Mr. Delie’s employment by the Company for Cause or by Mr. Delie with Good Reason. Mr. Delie is prohibited from working for a competitive enterprise, as defined in the Agreement, within any market area where the Bank conducts business. If the Company terminates Mr. Delie for any reason other than Cause or Mr. Delie terminates employment without Good Reason, the non-competition provision is for a period of one year following his employment termination.

A copy of the Agreement is attached as an Exhibit to this current report on Form 8-K and is incorporated by reference. The description in this report of the Agreement is qualified in its entirety by reference to the Agreement.

Item 8.01 Other Events.

On December 21, 2010, the Company announced the receipt of all required regulatory clearance for its proposed acquisition of Comm Bancorp, Inc., a bank holding company based in Clarks Summit, Pennsylvania. The Company also announced that the merger is scheduled to close on January 1, 2011.

A copy of the press release announcing the Corporation’s closing date is attached as an exhibit to this current report on Form 8-K and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement dated December 15, 2010, between F.N.B. Corporation, First National Bank of Pennsylvania and Vincent J. Delie, Jr.

99.1 Press Release of F.N.B. Corporation, dated December 21, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. Corporation

December 21, 2010	By:	Vincent J. Calabrese

Name: Vincent J. Calabrese
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Vince J. Delie, Jr. employment agreement
99.1	F.N.B. Corporation press release dated December 21, 2010